Exhibit 4.61

TAL ADVANTAGE III LLC

Issuer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

Indenture Trustee

SERIES 2011-1 SUPPLEMENT

Dated as of April 1, 2011

to

INDENTURE

Dated as of October 23, 2009

SERIES 2011-1 FLOATING RATE SECURED NOTES

i

TABLE OF CONTENTS

(continued)

EXHIBITS

EXHIBIT A                                  Form of Series 2011-1 Note

SCHEDULES

SCHEDULE 1                        Percentage of Minimum Targeted Principal Balance Series 2011-1 Notes

SCHEDULE 2                        Commitments

ii

This SERIES 2011-1 SUPPLEMENT, dated as of April 1, 2011 (as amended, modified or supplemented from time to time in accordance with the terms hereof, this “Supplement”), is between TAL ADVANTAGE III LLC, a limited liability company organized under the laws of Delaware (the “Issuer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as indenture trustee (the “Indenture Trustee”).

Each party agrees as follows for the benefit of the other party and the Series 2011-1 Noteholders:

ARTICLE I

Definitions

Section 101.                                Definitions.  (a)  Whenever used in this Supplement, the following words and phrases shall have the following meanings, and the definitions of such terms are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

“Adjusted Eurodollar Rate”  means, for any Interest Accrual Period, an interest rate per annum equal to the quotient, expressed as a percentage and rounded upwards (if necessary) to the nearest 1/1000 of 1%, obtained by dividing (i) LIBOR on the LIBOR Determination Date for such Interest Accrual Period by (ii) the decimal equivalent of 100% minus the Eurodollar Reserve Percentage on such LIBOR Determination Date.

“Aggregate Series 2011-1 Principal Balance” means, as of any date of determination, an amount equal to the sum of the Series 2011-1 Principal Balances of all Series 2011-1 Notes then Outstanding.

“Applicable Funding Basis” means, for any day during any Interest Accrual Period, one of the following:

(i)                                     if no Eurodollar Disruption Event is then continuing, the Adjusted Eurodollar Rate; or

(ii)                                  if a Eurodollar Disruption Event is then continuing, the Base Rate.

“Applicable Margin” means, for any Interest Accrual Period, one of the following amounts:

(i)                                     prior to the Conversion Date with respect to each Series 2011-1 Advance, four and one quarter of one percent (4.25%); or

(ii)                                  on or after the Conversion Date with respect to each Series 2011-1 Advance, five and three quarters of one percent (5.75%).

“Availability” means, as of any date of determination for any Series 2011-1 Noteholder, the lesser of:

(A) the excess, if any, of (x) the Series 2011-1 Note Existing Commitment of such Series 2011-1 Noteholder on such date of determination over (y) the then Series 2011-1

Principal Balance of the Series 2011-1 Note owned by such Series 2011-1 Noteholder on such date of determination; and

(B) such Series 2011-1 Noteholder’s Percentage of an amount equal to the excess, if any, of (x) the Asset Base, over (y) the then Aggregate Note Principal Balance (calculated without giving effect to the requested Series 2011-1 Advance).

“Base Rate” means on any date, a fluctuating rate of interest per annum equal to the higher of: (a) the Prime Rate; and (b) the sum of the Federal Funds Rate plus 0.50% per annum.

“Benefit Plan Investor”  means an “employee benefit plan” as defined in Section 3(3) of ERISA whether or not it is subject to Title I of ERISA, a “plan” within the meaning of Section 4975(e)(1) of the Code or an entity whose underlying assets include “plan assets” of any of the foregoing by reason of an employee benefit plan’s or plan’s investment in such entity.

“Breakage Costs” means, with respect to an Interest Accrual Period, any reasonable loss, cost or expense incurred by a Series 2011-1 Noteholder, including, without limitation, any loss (including loss of anticipated profits, net of anticipated profits in the reemployment of such funds), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Series 2011-1 Noteholder to fund or maintain a Series 2011-1 Advance, as the case may be, during such Interest Accrual Period.

“Closing Date” means April 1, 2011.

“Commitment Fee” shall have the meaning set forth in Section 205(c) hereof.

“Commitment Fee Percentage” means one half of one percent (0.50%) per annum.

“Control Party” means, with respect to the Series 2011-1 Notes, the Majority of Holders of the Series 2011-1 Notes.

“Conversion Date” means, with respect to the Series 2011-1 Notes, the earlier to occur of (i) the date on which an Early Amortization Event occurs under any Series of Notes issued pursuant to the Indenture, and (ii) the Scheduled Commitment Expiration Date.

“Default Fee” means, for any Payment Date on which interest on overdue amounts is payable in accordance with the provisions of Section 203(b) hereof, the amount of interest payable on such Payment Date pursuant to the provisions of Section 203(b).

“Default Rate” means, for any date of determination, an interest rate per annum equal to the sum of (i) the interest rate then otherwise in effect on the Series 2011-1 Notes, plus (ii) two percent (2%).

“Deficiency Amount” means (a) for each Payment Date other than the Series 2011-1 Legal Final Maturity Date, any shortfall in the aggregate amount available in the Series 2011-1 Series Account for the Series 2011-1 Notes or any other amounts available under the Indenture or this Supplement to pay the Series 2011-1 Interest Payment for such Payment Date, and (b) on the Series 2011-1 Legal Final Maturity Date, any shortfall in the aggregate amount available in the Series 2011-1 Series Account or any other amounts available under the Indenture or this Supplement to pay the then Aggregate Series 2011-1 Principal Balance, accrued but unpaid interest thereon and all other amounts owing to the Series 2011-1 Noteholders pursuant to the terms of the Series 2011-1 Transaction Documents.

“Dollars” and the sign “$” means lawful money of the United States of America.

“Early Amortization Event” shall have the meaning set forth in Appendix A to the Indenture.

“Eurodollar Disruption Event” means as of any date of determination, the existence of any of the following events or conditions: (a) a reasonable determination by a Series 2011-1 Noteholder that it would be contrary to law, or to the directive of any central bank or other governmental authority (whether or not having the force of law), to obtain Dollars in the London interbank market to make, fund or maintain its investment in any Series 2011-1 Note, or (b) the inability of a Series 2011-1 Noteholder (due to no fault of its own) to obtain Dollars in the London interbank market to make, fund or maintain its investment in any Series 2011-1 Note, (c) a determination by a Series 2011-1 Noteholder (or any of its assignees or participants) or the related Deal Agent that the rate at which deposits of Dollars are being offered to such lender in the London interbank market does not accurately reflect the cost to such Series 2011-1 Noteholder (or any of its assignees or participants) of making, funding or maintaining any Series 2011-1 Advance for such Interest Accrual Period, or (d) any Series 2011-1 Noteholder (or any of its assignees or participants) shall have notified the Deal Agent of the inability, for any reason, of such Series 2011-1 Noteholder (or any of its assignees or participants) to determine the Adjusted Eurodollar Rate.

“Federal Funds Rate” means as of any date of determination, a fluctuating interest rate per annum equal to the weighted average of the federal funds rates and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Indenture Trustee (or, if such day is not a Business Day, for the next preceding Business Day), or, if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of the Indenture Trustee, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (New York City time on such day).

“Indemnified Party” has the meaning given thereto in Section 206.

“Indenture” means the Indenture, dated as of October 23, 2009, between the Issuer and the Indenture Trustee, as the same may be amended, amended and restated or otherwise modified from time to time.

“Interest Accrual Period” means with respect to each Series 2011-1 Advance, the period commencing on and including the immediately preceding Payment Date and ending on the last day immediately preceding the next Payment Date.  In the case of a Series 2011-1 Advance made on a date other than the first day of an Interest Accrual Period, the initial Interest Accrual Period for such Series 2011-1 Advance shall begin on the day of such Series 2011-1 Advance and shall end on the Payment Date in the following month.  When switching from Adjusted Eurodollar Rate to Base Rate funding, the first Interest Accrual Period with respect to such Base Rate funding shall begin on the date of such switch and shall end on a date selected by the Issuer in its discretion.

“Majority of Holders” means, with respect to the Series 2011-1 Notes, either (A) if there are fewer than three Series 2011-1 Noteholders, one or more Series 2011-1 Noteholders holding Notes constituting one hundred percent (100%) of the then Aggregate Series 2011-1 Principal Balance, or (B) at all times not covered by clause (A), one or more Series 2011-1 Noteholders holding Notes constituting more than fifty percent (50%) of the then Aggregate Series 2011-1 Principal Balance.

“Minimum Principal Payment Amount” means, for the Series 2011-1  Notes on any Payment Date, one of the following:

(1)                                  for any Payment Date on or prior to the Conversion Date, zero; or

(2)                                  for any Payment Date following the Conversion Date, the excess, if any, of (x) the Aggregate Series 2011-1 Principal Balance, over (y) the Minimum Targeted Principal Balance for the Series 2011-1 Notes for such Payment Date.

“Minimum Targeted Principal Balance” means for the Series 2011-1 Notes for each Payment Date, an amount equal to the product of (x) the Aggregate Series 2011-1 Principal Balance on the Conversion Date and (y) the percentage set forth opposite such Payment Date (based on the number of Payment Dates elapsed from the Closing Date) on Schedule 1 hereto under the column titled “Targeted Percentage”.

“Other Taxes” shall have the meaning set forth in Section 206(b).

“Payment Date” shall have the meaning set forth in Section 201.

“Percentage” means, with respect to any Series 2011-1 Noteholder as of any date of determination, a fraction (expressed as a percentage), the numerator of which is such Series 2011-1 Noteholder’s Series 2011-1 Note Existing Commitment and the denominator of which is equal to the sum of the Series 2011-1 Note Existing Commitments of all Series 2011-1 Noteholders.

“Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA and that is established or maintained by the Issuer.

“Prime Rate” means the rate announced by Wells Fargo Bank, National Association, from time to time as its “prime rate” or “base rate” in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not necessarily the lowest rate of interest charged by Wells Fargo Bank, National Association in connection with extensions of credit to debtors.

“Scheduled Commitment Expiration Date” shall have the meaning set forth in the Series 2011-1 Note Purchase Agreement.

“Series 2011-1” means the Series of Notes the terms of which are specified in this Supplement.

“Series 2011-1 Advance” means an advance of funds made by one or more of the Series 2011-1 Noteholders pursuant to the provisions of Section 205(b) of this Supplement.

“Series 2011-1 Expected Final Maturity Date” means the Payment Date occurring on the fourth (4th) anniversary of the Conversion Date.

“Series 2011-1 Interest Payment”  means, for each Payment Date, an amount equal to the sum, for each Series 2011-1 Advance outstanding for each day during the immediately preceding Interest Accrual Period, of the product of (i) the principal amount of such Series 2011-1 Advance on such day, (ii) an amount equal to the sum of (x) the Applicable Funding Basis for such Series 2011-1 Advance and (y) the Applicable Margin, and (iii) 1/360, in the case of the Adjusted Eurodollar Rate, or 1/365 or 1/366, as applicable, in the case of the Base Rate.

“Series 2011-1 Legal Final Maturity Date” means the Payment Date occurring on the fourth (4th) anniversary of the Conversion Date.

“Series 2011-1 Note Existing Commitment” means, with respect to any Series 2011-1 Noteholder, the purchase limit or commitment set forth in the Series 2011-1 Note Purchase Agreement, as such commitment may be reduced from time to time in accordance with the terms of the Series 2011-1 Note Purchase Agreement.

“Series 2011-1 Note Initial Commitment” means, with respect to any Series 2011-1 Noteholder, the amount set forth opposite the name of such Series 2011-1 Noteholder on Schedule 2 hereto (as such Schedule 2 shall be deemed to be amended by a properly executed Addition Notice (as such term is defined in the Series 2011-1 Note Purchase Agreement) or Assignment and Acceptance (as such term is defined in the Series 2011-1 Note Purchase Agreement)).

“Series 2011-1 Note Purchase Agreement” means the Note Purchase Agreement, dated as of April 1, 2011, among the Issuer, the initial Series 2011-1 Noteholder and various financial institutions from time to time, as such agreement may be amended or restated from time to time.

“Series 2011-1 Noteholder” shall mean the Person in whose name a Series 2011-1 Note is registered in the Note Register.

“Series 2011-1 Notes” shall mean any one of the notes, substantially in the form of Exhibit A to this Supplement, issued pursuant to the terms of this Supplement, and replacements therefor issued pursuant to the terms of the Indenture.

“Series 2011-1 Principal Balance” means, with respect to any Series 2011-1 Note as of any date of determination, an amount equal to the excess, if any, of (x) the sum of all Series 2011-1 Advances made by such Series 2011-1 Noteholder on or subsequent to the Closing Date, over (y) the cumulative amount of all principal payments (including Prepayments) actually paid to such Series 2011-1 Noteholder subsequent to the Closing Date.

“Series 2011-1 Series Account” means a Series Account for Series 2011-1 established by the Issuer in the name of the Issuer with the Indenture Trustee into which funds are deposited from the Trust Account pursuant to Section 302 of the Indenture.

“Series 2011-1 Transaction Documents” means this Supplement, the Series 2011-1 Notes, the Series 2011-1 Note Purchase Agreement, all other Transaction Documents, any Hedge Agreements, and any and all other agreements, documents and instruments executed and delivered by or on behalf or in support of the Issuer with respect to the issuance and sale of the Series 2011-1 Notes, as any of the foregoing may from time to time be amended, modified, supplemented or renewed.

“Series 2011-1 Unused Commitment” means, with respect to any Series 2011-1 Noteholder as of any date of determination, the excess, if any, of (i) the Series 2011-1 Note Existing Commitment then in effect for such Series 2011-1 Noteholder over (ii) the Series 2011-1 Principal Balance of the Series 2011-1 Note owned by such Series 2011-1 Noteholder as of such date of determination, such principal balance to be measured after giving effect to all Series 2011-1 Advances made and all principal payments to be received by such Series 2011-1 Noteholder on such date of determination.

“Step Up Warehouse Interest” means, for the Series 2011-1 Notes for each Payment Date, an amount equal to the sum, for each Series 2011-1 Advance outstanding for each day during the related Interest Accrual Period, of the product of (A) the principal balance of such Series 2011-1 Advance, (B) the Step Up Warehouse Interest Percentage, and (C) 1/360.

“Step Up Warehouse Interest Percentage” means, with respect to the Series 2011-1 Notes, an amount equal to either (A) during the period from the Closing Date to (but excluding) March 31, 2012, zero percent (0.00%) per annum, or (B) on and following March 31, 2012, four percent (4.00%) per annum.

“WFBNA” means Wells Fargo Bank, National Association

(b)                                 All other capitalized terms used herein and not otherwise defined shall have the meaning set forth in Appendix A to the Indenture, as such Appendix A may be amended, supplemented or otherwise modified from time to time in accordance with the provisions of the Indenture.  The rules of usage set forth in such Appendix A shall apply to this supplement.

ARTICLE II

Creation of the Series 2011-1 Notes; Modification of Indenture

Section 201.                                Designation and Principal Terms.  (a)  There is hereby created a Series of Notes to be issued in one Class pursuant to the Indenture and this Supplement to be known respectively as “TAL Advantage III LLC Series 2011-1 Floating Rate Secured Notes”.  The Series 2011-1 Notes will initially be issued in the initial aggregate maximum principal balance of up to Fifty Million Dollars ($50,000,000).  The Series 2011-1 Notes will not have priority over any Series, except to the extent set forth in the Indenture or in the Supplement for such other Series.  The Series 2011-1 Notes are designated as a Series of Warehouse Notes.

(b)                                 The Payment Date with respect to the Series 2011-1 Notes shall be the twentieth (20th) day of each month, commencing April 20, 2011 or, if such day is not a Business Day, the immediately following Business Day (each a “Payment Date”).

(c)                                  Payments of principal and interest on the Series 2011-1 Notes shall be payable from funds on deposit in the Series 2011-1 Series Account or otherwise at the times and in the amounts set forth in Article III or Article VIII of the Indenture and Article III hereof.

(d)                                 The Series 2011-1 Interest Payment and the Commitment Fee shall constitute “Priority Payments” for Series 2011-1 as such term is defined in the Indenture.

(e)                                  All of the Early Amortization Events set forth in Article XII of the Indenture are applicable to Series 2011-1.  All of the Events of Default set forth in Section 801 of the Indenture are applicable to Series 2011-1.

(f)                                    The “Initial Commitment” for Series 2011-1, as such term is referred to in the Indenture, shall mean the Series 2011-1 Note Initial Commitment.

(g)                                 The “Commitment” for Series 2011-1, as such term is referred to in the Indenture, shall mean the Series 2011-1 Note Existing Commitment.

(h)                                 In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Indenture, the terms and provisions of this Supplement shall govern.

(i)                                     The “Expected Final Maturity Date” for Series 2011-1, as such term is referred to in the Indenture, shall mean the Series 2011-1 Expected Final Maturity Date.

(j)                                     The “Legal Final Maturity Date” for Series 2011-1, as such term is referred to in the Indenture, shall mean the Series 2011-1 Legal Final Maturity Date.

(k)                                  For purposes of the Indenture, only the Series 2011-1 Interest Payment and the Commitment Fee shall be a Priority Payment.  For purposes of Section 801(1)(A) of the Indenture, the Series 2011-1 Interest Payment will be due and payable on each Payment Date.

(l)                                     The Series 2011-1 Notes have not been rated by a Rating Agency as of the Closing Date. Accordingly, any provision of the Series 2011-1 Transaction Documents requiring notification of, or providing notices to, the Rating Agencies shall not be applicable to Series 2011-1 Notes until such time (if any) a Rating Agency has assigned a rating to the Series 2011-1 Notes.

Section 202.                                Authentication and Delivery.

(a)                                  Execution and Delivery.  On the Closing Date, the Issuer shall sign, and shall direct the Indenture Trustee in writing pursuant to Section 201 of the Indenture to duly authenticate, and the Indenture Trustee, upon receiving such direction, (i) shall authenticate (by manual or facsimile signature), subject to compliance with the conditions precedent set forth in Section 501 hereof and the Series 2011-1 Note Purchase Agreement, the Series 2011-1 Notes in accordance with such written directions, and (ii) subject to compliance with the conditions precedent set forth in Section 501 hereof and the Series 2011-1 Note Purchase Agreement, shall deliver such Series 2011-1 Notes to the Noteholders in accordance with such written directions.

(b)                                 Definitive Notes.  In accordance with Section 202 of the Indenture, the Series 2011-1 Notes shall be represented by one or more Definitive Notes.

(c)                                  Original or Facsimile Signatures.  The Series 2011-1 Notes shall be executed by manual or facsimile signature on behalf of the Issuer by any authorized officer or manager of the Issuer and shall be substantially in the form of Exhibit A hereto.

(d)                                 Minimum Denominations.  The Series 2011-1 Notes shall be issued in minimum denominations of $100,000 and in integral multiples of $100,000 in excess thereof.

(e)                                  Restrictions on Transfer of Series 2011-1 Notes.  Notwithstanding the provisions of Section 205 of the Indenture (except for Section 205(l) thereof), each Series 2011-1 Noteholder may sell, transfer or assign its Series 2011-1 Note(s) provided that (i) such Series 2011-1 Noteholder must obtain the Issuer’s prior written consent authorizing such Series 2011-1 Noteholder to contact a proposed purchaser, transferee or assignee (unless such proposed purchaser, transferee or assignee is an Eligible Assignee), which consent shall not be unreasonably withheld or delayed; (ii) unless such proposed purchaser, transferee or assignee is an Eligible Assignee, such Series 2011-1 Noteholder must obtain the Issuer’s prior written consent to consummate such sale, transfer or assignment; (iii) the Issuer receives a fully executed Investment Letter from such Series 2011-1 Noteholder and the applicable purchaser, transferee or assignee; (iv) such sale, transfer or assignment will not result in any increased costs to the Issuer without its written consent; and (v) such sale, transfer or assignment is not to a Competitor.  The provisions of this Section 202(e) (except as relating to the application of Section 205(l) of the Indenture) may be modified in a written agreement between the Issuer and the Indenture Trustee.

Section 203.                                Interest and Other Payments on the Series 2011-1 Notes.

(a)                                  Interest on Series 2011-1 Notes.  Interest will be owing on the Series 2011-1 Notes in an amount equal to the Series 2011-1 Interest Payment, which shall be payable on each Payment Date from amounts on deposit in the Series 2011-1 Series Account in accordance with Section 302 hereof including the priority of payments set forth therein.  In addition, under certain circumstances described in the definitions of “Step Up Warehouse Interest” and “Step Up Warehouse Interest Percentage”, Step Up Warehouse Interest will be payable on the Series 2011-1 Notes.  Such Step Up Warehouse Interest shall be payable on each Payment Date from amounts on deposit in the Series 2011-1 Series Account in accordance with Section 302 of this Supplement.  To the extent that any Step Up Warehouse Interest payable on any Payment Date and is not paid in full on such date, the shortfall in the payment of such Step Up Warehouse Interest, together with interest thereon at the non-default interest rate applicable to the Series 2011-1 Notes, shall be payable on the immediately succeeding Payment Date to the extent permitted by Applicable Law.

(b)                                 Interest on Overdue Amounts.  If the Issuer shall default in the payment of (i) the unpaid principal balance of any Series 2011-1 Notes on the Series 2011-1 Legal Final Maturity Date, (ii) the Series 2011-1 Interest Payment on any Series 2011-1 Note when due, or (iii) following the acceleration of the Series 2011-1 Notes in accordance with the terms of the Indenture or any other amount owing under the Indenture not covered in clauses (i) and (ii) which is not paid when due, the Issuer shall, from time to time, pay interest on such unpaid amounts, to the extent permitted by Applicable Law, to, but not including, the date of actual payment (after as well as before judgment), at a rate per annum equal to the Default Rate, for the period during which such principal, interest or other amount shall be unpaid from the due date of such payment to but not including the date of actual payment thereof.  All Default Fees shall be payable at the times and subject to the priorities set forth in Section 302 hereof.

(c)                                  Maximum Interest Rate.  In no event shall the interest charged with respect to a Series 2011-1 Note exceed the maximum amount permitted by Applicable Law.  If at any time the interest rate charged with respect to the Series 2011-1 Notes exceeds the maximum rate permitted by Applicable Law, the rate of interest to accrue pursuant to this Supplement and such Series 2011-1 Note shall be limited to the maximum rate permitted by Applicable Law.

Section 204.                                Principal Payments on the Series 2011-1 Notes; Scheduled Amortization of Series 2011-1 Notes.

(a)                                  The principal balance of the Series 2011-1 Notes shall be payable on each Payment Date from amounts on deposit in the Series 2011-1 Series Account in an amount equal to (i) so long as no Early Amortization Event or Event of Default is continuing, the Minimum Principal Payment Amount and the allocable portion of the Supplemental Principal Payment Amount (if any) for such Series 2011-1 Note for such Payment Date, to the extent that funds are available for such purpose in accordance with the provisions of part I of Section 302 hereof, or (ii) if an Early Amortization Event is then continuing with respect to any Series but no Event of Default shall have occurred and be continuing with respect to any Series (or an Event of Default has occurred but the Notes have not been accelerated in accordance with Section 802 of the Indenture), the Minimum Principal Payment Amount and then unpaid Series 2011-1 Principal Balance of such Series 2011-1 Note shall be payable in full to the extent that funds are available for such purposes in accordance with the provisions of part (II) of Section 302 hereof.  Payment of the Supplemental Principal Payment Amount for Series 2011-1 on each Payment Date is subordinated to payment in full on such Payment Date of the Minimum Principal Payment Amount for the Series 2011-1 Notes.  The unpaid principal amount of each Series 2011-1 Note, together with all unpaid interest (including all Default Fees), fees (including all Commitment Fees), expenses, costs and other amounts payable by the Issuer to the Series 2011-1 Noteholders and the Indenture Trustee pursuant to the terms of the Indenture and this Supplement, shall be due and payable in full on the earlier to occur of (x) the date on which an Event of Default shall occur and the Series 2011-1 Notes have been accelerated in accordance with Section 802 of the Indenture and (y) the Series 2011-1 Legal Final Maturity Date.

(b)                                 The Issuer may, on any Payment Date and upon four (4) Business Days’ prior notice to the Series 2011-1 Noteholders in accordance with the terms of Section 8.2 of the Series 2011-1 Note Purchase Agreement, voluntarily prepay all, or any part, of the Series 2011-1 Principal Balance by making a wire transfer to the Series 2011-1 Noteholders; provided, however, that the Issuer may not make such repayment from funds in the Trust Account, the Series 2011-1 Series Account or the Restricted Cash Account except to the extent that funds in any such account would otherwise be payable to the Issuer or available to prepay the Aggregate Series 2011-1 Principal Balance in accordance with the terms of this Supplement or the Indenture; provided, further, that any such prepayment shall be in a minimum amount of the lesser of (x) Two Hundred Fifty Thousand Dollars ($250,000) and (y) the then Aggregate Series 2011-1 Principal Balance.  In the event of any Prepayment of the Notes in accordance with this Section 204(b) or any other provision of the Indenture, the Issuer shall pay, if such Prepayment is made on a date other than a Payment Date, any Breakage Costs incurred by the Series 2011-1 Noteholders in connection with such prepayment.

(c)                                  Any Prepayment of less than the entire Aggregate Series 2011-1 Principal Balance made in accordance with the provisions of Section 204(a) or 204(b) hereof on or after the Conversion Date shall be applied as set forth in Section 702(c) of the Indenture to the same extent as if the Series 2011-1 Notes were a Series of Term Notes.

Section 205.                                Amounts and Terms of Series 2011-1 Noteholder Commitments.

(a)                                  Commitments.  Subject to the terms and conditions of this Supplement and the Series 2011-1 Note Purchase Agreement, each Series 2011-1 Noteholder shall make its Percentage of the Series 2011-1 Note Initial Commitment available to the Issuer on the Closing Date.

(b)                                 Advances.  Prior to the Conversion Date, each Series 2011-1 Note shall be a revolving note with a maximum principal amount equal to the Series 2011-1 Note Existing Commitment then in effect for the related Series 2011-1 Noteholder.  The Administrative Agent and each Series 2011-1 Noteholder shall maintain a record of all Series 2011-1 Advances and repayments made on the Series 2011-1 Notes and absent manifest error such records shall be conclusive.  Each request for a Series 2011-1 Advance shall be submitted in writing to the Administrative Agent by not later than 1:00 p.m. (New York City time) on the third (3rd) Business Day prior to the date of the requested advance and shall be irrevocable when given.  Such notice shall include a calculation of the aggregate Series 2011-1 Advance to be funded by the Series 2011-1 Noteholders.  The Administrative Agent shall promptly forward any such Funding Notice (as defined in Section 2.1(b) of the Series 2011-1 Note Purchase Agreement), with the attached Asset Base Certificate, to each Series 2011-1 Noteholder or its designee.  On any Business Day requested by the Issuer, and presuming that the Issuer shall have satisfied all applicable conditions precedent set forth in Article V hereof, the Series 2011-1 Noteholders shall, subject to the terms and conditions of this Supplement and the Series 2011-1 Note Purchase Agreement, deposit into the account designated by the Issuer by wire transfer of same day funds not later than 1:00 p.m. (New York City time) an amount equal to its Percentage of the requested Series 2011-1 Advance; provided, however, that each Series 2011-1 Advance by each Series 2011-1 Noteholder shall be for: (I) a minimum amount of the lesser of (x) its then unused Series 2011-1 Note Existing Commitment and (y) such Series 2011-1

Noteholder’s Percentage of one million Dollars ($1,000,000) or an integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof; and (II) a maximum amount of the Availability of such Series 2011-1 Noteholder on such Business Day.  In the event that any Series 2011-1 Noteholder fails to make a Series 2011-1 Advance in accordance with its Series 2011-1 Note Existing Commitment, the other Series 2011-1 Noteholder(s) may but shall not be obligated to fund the Percentage of the defaulted Series 2011-1 Noteholder(s).

Each request for a Series 2011-1 Advance shall constitute a reaffirmation by the Issuer that (1) no Event of Default or Early Amortization Event has occurred and is continuing, (2) all of the conditions precedent set forth in Article V hereof have been satisfied and (3) except for any divergences previously disclosed in writing to the Indenture Trustee and consented to in writing by the Administrative Agent, the representations and warranties made by the Issuer to the Holders of Series 2011-1 Notes contained in the Series 2011-1 Transaction Documents are true, correct and complete in all material respects to the same extent as though made on and as of the date of the request, except to the extent such representations and warranties specifically relate to an earlier date, in which event they shall be true, correct and complete in all material respects as of such earlier date.

If (i) any Series 2011-1 Advance requested by the Issuer is not, for any reason whatsoever related to a default or nonperformance by the Issuer, made or effectuated on the date specified therefor or (ii) any optional prepayment of the Series 2011-1 Notes is not made when specified in the notice delivered pursuant to Section 204(b) hereof, then, in either such case, the Issuer shall indemnify each Series 2011-1 Noteholder against any Breakage Costs relating thereto.

(c)                                  Commitment Fee.  On each Payment Date, the Issuer shall pay a commitment fee (the “Commitment Fee”) to each Series 2011-1 Noteholder in an amount equal to the sum for each day during the immediately preceding Collection Period of the product of (x) the applicable Commitment Fee Percentage on such day, (y) a fraction (expressed as percentage) the numerator of which is one and the denominator of which is equal to 360 and (z) the Series 2011-1 Unused Commitment of such Series 2011-1 Noteholder on such day.  The Commitment Fee shall also include any additional fee which is designated as such in any side letter between the Issuer and any Series 2011-1 Noteholder.  Such Commitment Fee shall be payable from amounts then on deposit in the Series 2011-1 Series Account, or amounts otherwise available for such purpose, in accordance with Section 302 hereof.

Section 206.                                Taxes.

(a)                                  Subject to clause (g) below, in addition to payments of principal and interest on the Series  2011-1 Notes when due, the Issuer shall pay, but only in accordance with the priorities for distributions set forth in Section 302 hereof, each Series 2011-1 Noteholder (an “Indemnified Party”) any and all present or future taxes, fees, duties, levies, imposts, or charges, or any other similar deduction or withholding, whatsoever imposed by any Governmental Authority on an Indemnified Party, and all liabilities with respect thereto, excluding (i) franchise taxes, (ii) such taxes as are imposed on or measured by or determined (in whole or in part) by reference to each Indemnified Party’s net income by the jurisdiction under the laws of which such Indemnified Party, as the case may be (regardless of whether such tax is denominated as an “income tax” under applicable local law), is organized or maintains an office or any political subdivision thereof, (iii) any other taxes, fees, duties, levies, imports, or charges, whether payable directly by the Series 2011-1 Noteholder or by deduction or withholding from any payment made in respect of a Series 2011-1 Note, on account of a connection, whether present or former, between the Series 2011-1 Noteholder and the relevant taxing jurisdiction, (iv) withholding taxes imposed on any payment in respect of a Series 2011-1 Note other than on account of a change in law or regulation occurring after the Person in respect of which such tax is imposed acquired a beneficial interest in a Series 2011-1 Note, and (v) any withholding taxes imposed under section 1471 through section 1474 of the Code (all such non-excluded taxes, fees, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

(b)                                 In addition subject to clause (g) below, the Issuer shall pay, but only in accordance with the priorities for distribution set forth in Section 302 hereof, any present or future stamp or documentary taxes or any other similar excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Supplement or any other Series 2011-1 Transaction Document (hereinafter referred to as “Other Taxes”).

(c)                                  Subject to clause (g) below, if any Taxes or Other Taxes are directly asserted or imposed against any Indemnified Party, the Issuer shall indemnify and hold harmless such Indemnified Party, but only in accordance with the priorities for distribution set forth in Section 302 hereof, for the full amount of the Taxes or Other Taxes (including any Taxes or Other Taxes asserted or imposed by any jurisdiction on amounts payable under this Section 206) paid by the Indemnified Party and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted or imposed. If the Issuer fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Indemnified Party the required receipts or other required documentary evidence, the Issuer shall indemnify the Indemnified Party for any incremental Taxes or Other Taxes, interest or penalties that may become payable by the Indemnified Party as a result of any such failure. Payment under this indemnification shall be made in accordance with the payment priorities set forth in Section 302 hereof after the Indemnified Party makes written demand therefor.  Each Indemnified Party shall give prompt notice to the Issuer of any assertion of Taxes or Other Taxes so that the Issuer may, at its option, contest such assertion.

(d)                                 Within thirty (30) days after the date of any payment by the Issuer of Taxes or Other Taxes, the Issuer shall furnish to the affected Indemnified Party the original (or a certified copy) of a receipt evidencing payment thereof, or other evidence of payment thereof satisfactory to such Indemnified Party.

(e)                                  Taxes, Other Taxes and other indemnification payments owing pursuant to the provisions of this Section 206 shall not constitute a “claim” (as defined in Section 101(5) of the Bankruptcy Code) against the Issuer in the event there are insufficient funds available to make such payments in accordance with the payment priority set forth in Section 302 hereof.

(f)                                    If an Indemnified Party is not a “United States person” as defined in section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, such Indemnified Party shall deliver to the Issuer, with a copy to the Administrative Agent and the Manager, within 15 days after the Closing Date, or, if such Indemnified Party becomes an Indemnified Party after the Closing Date, the date on which such Indemnified Party becomes an Indemnified Party hereunder:  (i) two (or such other number as may from time to time be prescribed by Applicable Laws) duly completed copies of (A) IRS Form W-8BEN claiming eligibility of the Indemnified Party for benefits of an income tax treaty to which the United States is a party or (B) IRS Form W-8ECI (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Laws) or (ii) in the case of an Indemnified Party that is not legally entitled to deliver either form listed in clause (f)(i), (A) a certificate of a duly authorized officer of such Indemnified Party to the effect that such Indemnified Party is not (x) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (y) a “10 percent shareholder” of the Issuer within the meaning of Section 881(c)(3)(B) of the Code, or (z) a controlled foreign corporation receiving interest from a related person  within the meaning of Section 881(c)(3)(C) of the Code (such certificate, an “Exemption Certificate”) and (B) two duly completed copies of IRS Form W-8BEN or applicable successor form certifying the foreign status of such Indemnified Party, as appropriate, to permit the Issuer to make payments hereunder for the account of such Indemnified Party, without deduction or withholding of United States federal income or similar Taxes.  Each other Indemnified Party agrees to deliver to the Issuer, with a copy to the Administrative Agent and the Manager, within 15 days after the Closing Date, or, if such Indemnified Party becomes an Indemnified Party after the Closing Date, the date on which such Indemnified Party becomes an Indemnified Party hereunder, one or more accurate and complete original signed copies (as the Issuer, Administrative Agent or Manager may reasonably request) of IRS Form W-9 or successor applicable form (if required by law), as the case may be, providing the employer identification number for such Indemnified Party.  Additionally, upon the obsolescence of, or after the occurrence of any event requiring a change in, any form or certificate previously delivered by an Indemnified Party pursuant to this Section 206(f), such Indemnified Party shall deliver such forms, amended or successor forms, certificates or statements as may be required under Applicable Laws to permit the Issuer to make payments hereunder for the account of such Indemnified Party, without deduction or withholding of United States federal income or similar Taxes.

(g)                                 The Issuer shall not be obligated to pay any additional amounts to any Indemnified Party pursuant to clause (a) or clause (b), or to indemnify any Indemnified Party pursuant to clause (c), in respect of United States federal withholding taxes to the extent imposed as a result of (i) the failure of such Indemnified Party to deliver to the Issuer any form and/or Exemption Certificate pursuant to clause (f), (ii) such form not establishing a complete exemption from U.S. federal withholding tax or the information or certifications made therein by the Indemnified Party being untrue or inaccurate on the date delivered in any material respect, or (iii) the Indemnified Party designating a successor office at which it maintains the Series 2011-1 Notes which has the effect of causing such Indemnified Party to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided, however, that the Issuer shall be obligated to pay additional amounts to any such Indemnified Party pursuant to clause (a), and to indemnify any such Indemnified Party pursuant to clause (c), in respect of United States federal withholding taxes if (i) any such failure to deliver a form and/or Exemption Certificate or the failure of such form to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable law or regulation (other than any withholding taxes imposed under section 1471 through section 1474 of the Code) occurring after the date the Person in respect of which such tax is imposed acquired a beneficial interest in a Series 2011-1 Note, which change rendered such Indemnified Party no longer legally entitled to deliver any such form or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or certifications made in such form untrue or inaccurate in a material respect or (ii) the redesignation of the Indemnified Party’s office for maintenance of the Series 2011-1 Notes was made at the request of the Issuer.

(h)                                 Any Indemnified Party that becomes entitled to the payment of additional amounts pursuant to Section 206(a) shall use reasonable efforts (consistent with applicable law) to file any document reasonably requested by the Issuer or to transfer its interest in the Series 2011-1 Note to an Affiliate in another jurisdiction if the making of such a filing or transfer to an Affiliate, as the case may be, would avoid the need for or reduce the amount of any payment of such additional amounts that may thereafter accrue and would not, in the good faith determination of such Indemnified Party, be disadvantageous to it.

(i)                                     If an Indemnified Party receives any refund or is entitled to a Tax credit with respect to Taxes for which the Issuer has paid any additional amounts pursuant to Section 206(a) or Section 206(b) or made an indemnity payment pursuant to Section 206(c), then such Indemnified Party shall promptly pay the Issuer the portion of such refund or credit and any interest received with respect thereto as it determines, in its reasonable, good faith judgment will leave it after such payment, in no better or worse financial position than it would have been absent the imposition of such Taxes and the payment by the Issuer of such indemnity or additional amounts pursuant to this Section 206; provided, however, that (i) the Issuer agrees to promptly return any amount paid to the Issuer pursuant to this Section 206(i) upon notice from such Indemnified Party that such refund or any portion thereof is required to be repaid to the relevant taxing authority, (ii) nothing in this Section 206(i) shall require an Indemnified Party to disclose any confidential information to the Issuer (including, without limitation, its tax returns), and (iii) no Indemnified Party shall be required to pay any amounts pursuant to this Section 206(i) at any time which an Event of Default exists and is continuing.

(j)                                     If the Issuer determines in good faith that a reasonable basis exists for contesting any Taxes for which additional amounts have been paid pursuant to Section 206(a) or Section 206(b) or an indemnity payment has been made pursuant to Section 206(c), the Indemnified Party (to the extent such Person reasonably determines in good faith that it will not suffer a material adverse effect as a result thereof) shall cooperate with the Issuer in challenging such Taxes, at the Issuer’s expense, if so requested by the Issuer in writing.

Section 207.                                Increased Costs.  If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) after the Closing Date in or in the interpretation of any law or regulation (including any law or regulation of any accounting board or authority (whether or not a part of the government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case foreign or domestic) or (ii) the compliance by an Indemnified Party with any guideline or request promulgated or made after the Closing Date from any central bank or other Governmental Authority (whether or not having the force of law), shall (A) impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Federal Reserve Board, but excluding any reserve requirement, if any, included in the determination of the Adjusted Eurodollar Rate), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Indemnified Party, or (B) impose any other condition affecting the commitments or rights of an Indemnified Party under any Series 2011-1 Transaction Document, the result of which is to increase the cost to such Indemnified Party or to reduce the amount of any sum received or receivable by an Indemnified Party under any Series 2011-1 Transaction Document, then, within ten (10) days after demand by such Indemnified Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Issuer shall pay directly to such affected Indemnified Party such additional amount or amounts as will compensate such Indemnified Party for such additional or increased cost incurred or such reduction suffered but only in accordance with the payment priority set forth in Section 302 hereof.  In determining any amount provided for in this Section 207, the Indemnified Party may use any reasonable averaging and attribution methods.  Any Indemnified Party making a claim under this section shall submit to the Issuer and the Manager a written description as to such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent demonstrable error. Prior to making any claim pursuant to the provisions of this Section 207, the affected Indemnified Party will use reasonable efforts to mitigate or eliminate the amount of such Increased Cost or reduced amount if such mitigation effects are not, in the judgment of the affected Indemnified Party, illegal or otherwise disadvantageous to such Indemnified Party.

Payments owing pursuant to the provisions of this Section 207 shall be made only in accordance with the priorities for distributions set forth in Section 302 hereof. Increased Costs and other amounts owed pursuant to this Section 207 shall not constitute a “claim” (as defined in Section 101(5) of the Bankruptcy Code) against the Issuer in the event that there are insufficient funds available to meet such payments in accordance with Section 302 hereof.

The failure or delay on the part of any Indemnified Party to demand compensation for any Increased Costs shall not constitute a waiver of such Series 2011-1 Noteholder’s right to demand such compensation; provided, that the Issuer shall not be under any obligation to compensate any Indemnified Party under this Section 207 for any Increased Costs and other amounts owed pursuant to this Section 207 with respect to any period prior to the date that is 120 days prior to such demand if such Indemnified Party knew of the circumstances giving rise to such Increased Costs and other amounts owed pursuant to this Section 207 and of the fact that such circumstances would result in a claim for increased compensation by reason of such Increased Costs and other amounts owed pursuant to this Section 207.

Section 208.                                Capital Requirements.

If any Indemnified Party shall determine that (i) any change after the Closing Date in any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basel Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”, or (ii) the adoption after the date hereof of any other law or requirement of law regarding capital adequacy, including the proposed “The New Basel Capital Accord”, or (iii) any change after the Closing Date in any of the foregoing or in the enforcement or interpretation or administration of any of the foregoing by any Governmental Authority charged with the enforcement or interpretation or administration thereof, or (iv) compliance by any Indemnified Party (or any business office of the Indemnified Party) or the Indemnified Party’s holding company with any request or directive regarding capital adequacy of any Governmental Authority, has or would have the effect of reducing the rate of return on the Indemnified Party’s capital or on the capital of the Indemnified Party’s holding company, to a level below that which the Indemnified Party or the Indemnified Party’s holding company could have achieved, in each case but for such adoption, change or compliance (taking into consideration the Indemnified Party’s policies and the policies of the Indemnified Party’s holding company with respect to capital adequacy) by an amount reasonably deemed by the Indemnified Party to be material, then, within ten (10) days after written demand for the payment thereof, the Issuer will pay to the affected Indemnified Party such additional amount or amounts as will compensate the Indemnified Party or the Indemnified Party’s holding company for any such reduction suffered. Payment under this indemnification shall be made only in accordance with the priorities for distributions set forth in Section 302 hereof after the Indemnified Party makes written demand therefor. Indemnification amounts contemplated by this Section shall not constitute a “claim” (as defined in Section 101(5) of the Bankruptcy Code) against the Issuer in the event there are insufficient funds available to make such payments on a Payment Date under Section 302 hereof. Without affecting its rights under this Section 208 or any other provision of this Supplement, each Indemnified Party agrees that if there is a reduction in a rate of return with respect to which the Issuer would be obligated to compensate the Indemnified Party pursuant to this Section 208, the Indemnified Party shall use reasonable efforts to select an alternative business office which would not result in any reduction in rate of return contemplated by this Section; provided, however, that the Indemnified Party shall not be obligated to select an alternative business office if the Indemnified Party determines that (i) as a result of such selection the Indemnified Party would be in violation of any Applicable Law, or would incur additional costs or expenses, or (ii) such selection would be unavailable for regulatory reasons or (iii) such selection would otherwise be illegal or disadvantageous to such Indemnified Party.

The failure or delay on the part of any Indemnified Party to demand compensation for any reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Series 2011-1 Noteholder’s right to demand such compensation; provided, that the Issuer shall not be under any obligation to compensate any Indemnified Party under this Section 208 for any reductions with respect to any period prior to the date that is 120 days prior to such demand if such Indemnified Party knew of the circumstances giving rise to such reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such reductions.

Section 209.                                Replacement of Series 2011-1 Noteholder.

In the event (i) any Series 2011-1 Noteholder (or any Indemnified Party with respect to any Series 2011-1 Noteholder) delivers a certificate requesting compensation pursuant to Section 206 or Section 207 or Section 208 hereof, (ii) the Issuer is required to pay any additional amount to any Series 2011-1 Noteholder (or any Indemnified Party with respect to any Series 2011-1 Noteholder) or any Governmental Authority on account of any Series 2011-1 Noteholder (or any Indemnified Party with respect to any Series 2011-1 Noteholder) pursuant to Section 206 or Section 207 or Section 208 or (iii) any Series 2011-1 Noteholder does not consent (or fails to respond) to a proposed amendment, modification or waiver to any provision of this Supplement or any other Transaction Document requested by the Issuer (and the Issuer has satisfied all other conditions precedent to such amendment or waiver but for receiving the consent of such Series 2011-1 Noteholder), the Issuer may, at its sole expense and effort, upon notice to such Series 2011-1 Noteholder, require such Series 2011-1 Noteholder to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in the Indenture), all of its interests, rights and obligations under this Supplement and the other Transaction Documents to an assignee that shall assume such assigned obligations (which assignee may be another Series 2011-1 Noteholder, if a Series 2011-1 Noteholder accepts such assignment); provided that:

(i)                                     such Series 2011-1 Noteholder shall have received payment of an amount equal to the outstanding principal of its Series 2011-1 Note, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Transaction Documents from the Issuer or the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Issuer (in the case of all other amounts);

(ii)                                  in the case of any such assignment resulting from a claim for compensation under Section 207 or 208 or payments required to be made pursuant to Section 206, such assignment will result in a reduction in such compensation or payments thereafter; and

(iii)                               such assignment does not conflict with Applicable Law.

ARTICLE III

Series 2011-1 Series Account and
Allocation and Application of Amounts Therein

Section 301.                                Series 2011-1 Series Account.  The Issuer shall establish on the Closing Date and maintain, so long as any Series 2011-1 Note is Outstanding, an Eligible Account in the name of the Issuer with the Indenture Trustee which shall be designated as the Series 2011-1 Series Account, which account shall be pledged to the Indenture Trustee pursuant to the Indenture for the benefit of the Series 2011-1 Noteholders and any Hedge Counterparty.  The Series 2011-1 Series Account shall only be relocated to another financial institution in accordance with the express provisions of Section 303(d) of the Indenture.  All deposits of funds in the Series 2011-1 Series Account by, or for the benefit of, the Series 2011-1 Noteholders from the Trust Account and the Restricted Cash Account, shall be accumulated in, and withdrawn from, the Series 2011-1 Series Account in accordance with the provisions of the Indenture and this Supplement.

Section 302.                                Distributions from Series 2011-1 Series Account.  On each Payment Date, the Indenture Trustee shall distribute funds then on deposit in the Series 2011-1 Series Account in accordance with the provisions of one of subsection (I), (II) and (III) of this Section 302 pursuant to the instructions set forth in each Manager Report.

(I)                                    If no Early Amortization Event nor an Event of Default shall have occurred and be continuing:

(a)                                  To each Series 2011-1 Noteholder on the immediately preceding Record Date, an amount equal to its pro rata portion of the Series 2011-1 Interest Payment for such Payment Date;

(b)                                 To each Series 2011-1 Noteholder on the immediately preceding Record Date, an amount equal to its pro rata portion of the Commitment Fee for such Payment Date;

(c)                                  To each Series 2011-1 Noteholder on the immediately preceding Record Date, an amount equal to its pro rata portion (if any) of the Minimum Principal Payment Amount then due and payable to Series 2011-1 Noteholders on such Payment Date;

(d)                                 To each Series 2011-1 Noteholder on the immediately preceding Record Date, an amount equal to its pro rata portion (if any) of the Supplemental Principal Payment Amount then due and payable to Series 2011-1 Noteholders on such Payment Date, until the Aggregate Series 2011-1 Principal Balance has been reduced to zero;

(e)                                  To each Series 2011-1 Noteholder on the immediately preceding Record Date, an amount equal to its pro rata portion of the Step Up Warehouse Interest then due and payable to the Series 2011-1 Noteholders on such Payment Date;

(f)                                    To each Series 2011-1 Noteholder on the immediately preceding Record Date and each other Indemnified Party, pro rata, an amount equal to any Indemnity Amounts, Default Fees and any other amounts then due and payable to such Series 2011-1 Noteholders and each other Indemnified Party pursuant to the Series 2011-1 Transaction Documents; and

(g)                                 After application of the amounts required to be paid pursuant to Section 302 of the Indenture, to the Issuer or its assigns, any remaining amounts then on deposit in the Series 2011-1 Series Account.

(II)                                If an Early Amortization Event shall have occurred and then be continuing with respect to any Series but no Event of Default shall have occurred and be continuing with respect to any Series (or an Event of Default has occurred but the Notes have not been accelerated in accordance with Section 802 of the Indenture):

(a)                                  To each Series 2011-1 Noteholder on the immediately preceding Record Date, an amount equal to its pro rata portion of the Series 2011-1 Interest Payment for such Payment Date;

(b)                                 To each Series 2011-1 Noteholder on the immediately preceding Record Date, an amount equal to its pro rata portion of the Commitment Fee for such Payment Date;

(c)                                  To each Series 2011-1 Noteholder on the immediately preceding Record Date, an amount equal to its pro rata portion (if any) of the Minimum Principal Payment Amount then due and payable to Series 2011-1 Noteholders on such Payment Date;

(d)                                 To each Series 2011-1 Noteholder on the immediately preceding Record Date, an amount equal to its pro rata portion of the then Aggregate Series 2011-1 Principal Balance until the Aggregate Series 2011-1 Principal Balance has been reduced to zero;

(e)                                  To each Series 2011-1 Noteholder on the immediately preceding Record Date, an amount equal to its pro rata portion of the Step Up Warehouse Interest then due and payable to the Series 2011-1 Noteholders on such Payment Date;

(f)                                    To each Series 2011-1 Noteholder on the immediately preceding Record Date, pro rata (based on respective amounts due), an amount equal to any Indemnity Amounts and Default Fees and any other amounts then due and payable by the Issuer to the Series 2011-1 Noteholders pursuant to the Series 2011-1 Transaction Documents; and

(g)                                 After application of the amounts required to be paid pursuant to Section 302 of the Indenture, to the Issuer or its assigns, any remaining amounts then on deposit in the Series 2011-1 Series Account.

(III)                            If an Event of Default shall then be continuing with respect to any Series and the Notes of any Series have been declared due and payable and such declaration and its consequences have not been rescinded or annulled:

(a)                                  To each Series 2011-1 Noteholder on the immediately preceding Record Date, an amount equal to its pro rata portion of the Series 2011-1 Interest Payment for such Payment Date;

(b)                                 To each Series 2011-1 Noteholder on the immediately preceding Record Date on a pro rata basis, an amount equal to the then Aggregate Series 2011-1 Principal Balance until the Aggregate Series 2011-1 Principal Balance has been reduced to zero;

(c)                                  To each Series 2011-1 Noteholder on the immediately preceding Record Date, an amount equal to its pro rata portion of the Step Up Warehouse Interest then due and payable to the Series 2011-1 Noteholders on such Payment Date;

(d)                                 To each Series 2011-1 Noteholder on the immediately preceding Record Date, pro rata (based on respective amounts due), an amount equal to any Indemnity Amounts and Default Fees and any other amounts then due and payable by the Issuer to the Series 2011-1 Noteholders pursuant to the Series 2011-1 Transaction Documents; and

(e)                                  After application of the amounts required to be paid pursuant to Section 302 of the Indenture, to the Issuer or its assigns, any remaining amounts then on deposit in the Series 2011-1 Series Account.

Any amounts payable to a Series 2011-1 Noteholder pursuant to this Section 302 shall be made by wire transfer of immediately available funds to the account that such Series 2011-1 Noteholder has designated to the Indenture Trustee in writing at least five Business Days prior to the applicable Payment Date.

ARTICLE IV

Additional Covenants; Additional Events of Default

In addition to the covenants set forth in Article VI of the Indenture, the Issuer hereby makes the following additional covenants for the benefit of the Series 2011-1 Noteholders:

Section 401.                                Increase in the Aggregate Series 2011-1 Note Existing Commitment.  The Issuer shall not issue on or after the Closing Date any additional Series 2011-1 Notes pursuant to this Supplement or increase the aggregate Series 2011-1 Note Existing Commitment without the prior written consent of the Control Party for the Series 2011-1.  Nothing contained in this Section 401 shall prohibit the assignment by any Series 2011-1 Noteholder of all or a portion of its Series 2011-1 Note Existing Commitment if, after giving effect to such assignment, the aggregate Series 2011-1 Note Existing Commitment shall not have increased.

Section 402.                                Issuance of Additional Series of Notes.  So long as the Series 2011-1 Supplement and related Series 2011-1 Transaction Documents remain in full force and effect, the Issuer shall not issue any additional Series of Notes without the prior written consent of the Control Party for Series 2011-1.  This Section 402 shall constitute one of the “other conditions as shall be specified in the related Supplement” which are referred to in paragraph (vii) of Section 1006(b) of the Indenture.

Section 403.                                Use of Proceeds.  The proceeds from the issuance of the Series 2011-1 Notes shall be used as follows: (i) to acquire Containers and Related Assets, (ii) to pay the costs of issuance of the Series 2011-1 Notes and (iii) for general corporate purposes (including distributions to the members of the Issuer and any other activities and transactions permitted under the Issuer’s Limited Liability Company Agreement).  For avoidance of doubt, the Issuer may use the proceeds of any Series 2011-1 Advance to make payments on, or in respect of, any other Series of Notes.

Section 404.                                Consent of the Majority of Holders.  So long as no Rating Agency maintains an effective rating with respect to the Series 2011-1 Notes, the Issuer shall not take, and will cause others acting on behalf of the Issuer to not take, any action that requires satisfaction of the Rating Agency Condition or the consent of the Rating Agencies (or any analogous concept) as a condition precedent unless such action shall have also been approved by the Majority of Holders of the Series 2011-1 Notes.

Section 405.                                United States Federal Income Tax Election.  The Issuer shall not elect to be classified as an association taxable as a corporation under Section 301.7701-3 of the regulations of the United States Department of the Treasury.

ARTICLE V

Conditions of Closing and Future Lending

Section 501.                                Conditions to Closing.  The effectiveness of this Supplement is subject to the condition precedent that the Indenture Trustee and the Administrative Agent (other than with respect to the items listed in clause (a) below) shall have received all of the following, each duly executed and dated on or as of the Closing Date, in form and substance satisfactory to each of the Series 2011-1 Noteholders.

(a)                                  Series 2011-1 Note.  A separate Series 2011-1 Note executed by the Issuer in favor of each Series 2011-1 Noteholder in the stated principal amount equal to the Series 2011-1 Note Initial Commitment of each such Series 2011-1 Noteholder.

(b)                                 Certificate(s) of Secretary or Assistant Secretary.  Separate certificates executed by the corporate secretary or assistant secretary of TAL and the Issuer, each dated the Closing Date, certifying (i) that the respective company has the authority to execute and deliver, and perform its respective obligations under each of the Series 2011-1 Transaction Documents to which it is a party, and (ii) that attached are true, correct and complete copies of the organizational documents, authorizations and incumbency certificates in form and substance satisfactory to the Series 2011-1 Noteholders as to such matters as they shall require.

(c)                                  Security Documents.  The Indenture, the Contribution and Sale Agreement and the Management Agreement, each in form and substance satisfactory to the Series 2011-1 Noteholders, shall have been executed and delivered by the Issuer and all other parties thereto, together with all Uniform Commercial Code financing statements and documents of similar import filed in the appropriate jurisdictions specified in Section 2.03(a) of the Contribution and Sale Agreement.

(d)                                 Opinions of Counsel.  Opinions of Counsel to the Issuer, as to perfection of the Indenture Trustee’s security interest in the Collateral and enforceability of the Transaction Documents and from counsel to the Issuer, Seller and Manager, in form and in substance satisfactory to the Administrative Agent, the Series 2011-1 Noteholders, as to such matters as they shall require, including without limitation regarding true sale and non-consolidation matters.

(e)                                  Certificate as to Containers.  An Officer’s Certificate from the Manager certifying that it is managing all of the Containers in accordance with the Management Agreement.

(f)                                    Series 2011-1 Transaction Documents.  The Series 2011-1 Transaction Documents shall have been duly executed and delivered and all of the conditions precedent therein have either been satisfied or waived by the Administrative Agent.

(g)                                 Insurance.  The Issuer shall have delivered certificates evidencing the insurance coverage described in Section 3.9 of the Management Agreement.

Notwithstanding the foregoing conditions precedent, upon the making of any advance by a Noteholder, all of the Indenture Trustee’s and Noteholders’ rights under the Indenture and this Supplement shall vest in such Persons, whether or not the conditions precedent were in fact satisfied.

Section 502.                                Advances on Series 2011-1 Notes.  The obligation of each of the Series 2011-1 Noteholders to make a Series 2011-1 Advance pursuant to its commitment under the Series 2011-1 Transaction Documents is subject to the following further conditions precedent being fulfilled with respect to each such Series 2011-1 Advance:

(a)                                  Default.  Before and after giving effect to such Series 2011-1 Advance, no Event of Default shall have occurred and be continuing unless such Series 2011-1 Advance has been approved by each Series 2011-1 Noteholder.

(b)                                 Early Amortization Event.  Before and after giving effect to such Series 2011-1 Advance, no Early Amortization Event shall have occurred and be continuing unless such Series 2011-1 Advance has been approved by each Series 2011-1 Noteholder.

(c)                                  Asset Base Imbalance.  Before and after giving effect to such Series 2011-1 Advance, the Aggregate Note Principal Balance (calculated after giving effect to such Series 2011-1 Advance) does not exceed the Asset Base (calculated to give effect to the Eligible Containers to be acquired with the proceeds of such Series 2011-1 Advance).

(d)                                 Asset Base Certificate and Funding Notice.  The Issuer shall have delivered to the Administrative Agent (with a copy to the Indenture Trustee) (i) a duly completed and executed Funding Notice and (ii) simultaneously with the delivery of such Funding Notice, a duly completed and executed Asset Base Certificate (which shall give effect to any Eligible Containers to be acquired with the proceeds of such Series 2011-1 Advance).

(e)                                  Conversion Date.  The Conversion Date shall not have occurred.

(f)                                    Note Purchase Agreement.  All conditions precedent to such Series 2011-1 Advance set forth in the Series 2011-1 Note Purchase Agreement have been met.

(g)                                 Discharge of Existing Indebtedness.  If the Issuer requests that the proceeds of such Series 2011-1 Advance be used in whole or in part to discharge in full any undischarged Liens on the Containers to be acquired on such date, the Funding Notice (as defined in the Series 2011-1 Note Purchase Agreement) shall include the name of the related lienholders and their related wiring instructions.

(h)                                 Matters regarding the Collateral.  The Administrative Agent and the Series 2011-1 Noteholders shall have received from the Issuer satisfactory evidence of (i) the existence or validity of the Collateral, (ii) the perfection of the Indenture Trustee’s security interest in the Collateral, and (iii) compliance by the Issuer, the Seller and the Manager with all of their respective covenants, and the accuracy of all of their respective warranties or representations, in each case to the extent such covenants, warranties or representations relate to the Collateral.

ARTICLE VI

Representations and Warranties

The Issuer hereby represents and warrants (as of the Closing Date and each date on which a Series 2011-1 Advance is made) to the Series 2011-1 Noteholders and the Indenture Trustee that:

Section 601.                                Existence.  The Issuer is a limited liability company duly organized, validly existing and in compliance under the laws of Delaware.  The Issuer is in good standing and is duly qualified to do business in each jurisdiction where the failure to do so would reasonably be expected to have a material adverse effect upon the Issuer, and has all licenses, permits, charters and registrations the failure to hold which would reasonably be expected to have a material adverse effect on the Issuer.

Section 602.                                Authorization.  The Issuer has the power and is duly authorized to execute and deliver this Supplement, the Indenture and the other Series 2011-1 Transaction Documents to which it is a party; the Issuer is and will continue to be duly authorized to borrow monies under this Supplement, the Indenture and the other Series 2011-1 Transaction Documents; and the Issuer is and will continue to be authorized to perform its obligations under this Supplement, the Indenture and the other Series 2011-1 Transaction Documents.  The execution, delivery and performance by the Issuer of this Supplement, the Indenture and the other Series 2011-1 Transaction Documents to which it is a party and the borrowings hereunder do not and will not require any consent or approval of any Governmental Authority, stockholder or any other Person which has not already been obtained.

Section 603.                                No Conflict; Legal Compliance.  The execution, delivery and performance of this Supplement, the Indenture and each of the other Series 2011-1 Transaction Documents and the execution, delivery and payment of the Series 2011-1 Notes will not: (a) contravene any provision of Issuer’s charter documents or by-laws or other organizational documents; (b) contravene, conflict with or violate any applicable law or regulation, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority; or (c) violate or result in the breach of, or constitute a default under this Supplement, the Indenture, the other Series 2011-1 Transaction Documents, any other indenture or other loan or credit agreement, or other agreement or instrument to which the Issuer is a party or by which Issuer, or its property and assets may be bound or affected.  The Issuer is not in violation or breach of or default under any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any contract, agreement, lease, license, indenture or other instrument to which it is a party, in each case, in a manner that would reasonably be expected to result in a Material Adverse Change.

Section 604.                                Validity and Binding Effect.  This Supplement is, and each other Series 2011-1 Transaction Document to which the Issuer is a party, when duly executed and delivered, will be, legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

Section 605.                                Material Adverse Change.  Since its date of formation, there has been no Material Adverse Change in the financial condition of the Issuer.

Section 606.                                Place of Business.  The legal name of the Issuer as reflected on its certificate of formation is “TAL Advantage III LLC”.  The current location of the Issuer’s chief executive office and principal “place of business” (within the meaning of Section 9-307 of the UCC) is 100 Manhattanville Road, Purchase, New York 10577-2135.  The Issuer is organized under the laws of the State of Delaware and has not been previously and is not now organized under the laws of any other jurisdiction.

Section 607.                                No Agreement or Contracts.  The Issuer is not now and has not been a party to any contract or agreement (whether written or oral) other than the Series 2011-1 Transaction Documents and the Transaction Documents (as defined in the Indenture).

Section 608.                                Consents and Approvals.  No approval, authorization or consent of any trustee or holder of any Indebtedness or obligation of the Issuer or of any other Person under any agreement, contract, lease or license or similar document or instrument to which the Issuer is a party or by which Issuer is bound, is required to be obtained by the Issuer in order to make or consummate the transactions contemplated under the Series 2011-1 Transaction Documents, except for those approvals, authorizations and consents that have been obtained on or prior to the Closing Date or which the failure to obtain would not reasonably be expected to result in a Material Adverse Change.  All consents and approvals of, filings and registrations with, and other actions in respect of, all Governmental Authorities required to be obtained by Issuer in order to make or consummate the transactions contemplated under the Series 2011-1 Transaction Documents have been, or prior to the time when required will have been, obtained, given, filed or taken and are or will be in full force and effect other than any such consents, approvals, filings or registrations the failure to so obtain or make would not reasonably be expected to result in a Material Adverse Change.

Section 609.                                Margin Regulations.  The Issuer does not own any “margin security”, as that term is defined in Regulation U of the Federal Reserve Board, and the proceeds of the Series 2011-1 Notes issued hereunder will be used only for the purposes contemplated hereunder.  None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Series 2011-1 Advances under this Supplement to be considered a “purpose credit” within the meaning of Regulations T, U and X of the Federal Reserve Board.  The Issuer will not take or permit any agent acting on its behalf to take any action which might cause the Indenture or this Supplement or any document or instrument delivered by the Issuer pursuant hereto to violate any regulation of the Federal Reserve Board.

Section 610.                                Taxes.  All federal, state, local and foreign tax returns, reports and statements required to be filed by the Issuer have been filed with the appropriate Governmental Authorities, and all Taxes, Other Taxes and other impositions shown thereon to be due and payable by the Issuer have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid, or the Issuer is contesting its liability therefor in good faith and has fully reserved all such amounts according to GAAP in the financial statements provided pursuant to Section 625 of the Indenture.  The Issuer has paid when due and payable all charges upon the books of the Issuer and no Government Authority has asserted any Lien against the Issuer with respect to unpaid Taxes or Other Taxes.  Proper and accurate amounts have been withheld by the Issuer from its employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities.

Section 611.                                Other Regulations.  The Issuer is not an “investment company,” or an “affiliated person” of, or a “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.  The issuance of the Series 2011-1 Notes hereunder and the application of the proceeds and repayment thereof by the Issuer and the performance of the transactions contemplated by this Supplement and the other Series 2011-1 Transaction Documents will not violate any provision of the Investment Company Act of 1940, as amended, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

Section 612.                                Solvency and Separateness.

(a)                                  The capital of the Issuer is adequate for the business and undertakings of the Issuer.

(b)                                 Other than with respect to the transactions contemplated by the Transaction Documents, the Issuer is not engaged in any business transactions with the Manager except as permitted by the Management Agreement or with the Seller except as permitted by the Contribution and Sale Agreement.

(c)                                  At all times, at least one (1) member of the board of directors of the Issuer shall qualify as an Independent Manager (as defined in the Issuer’s limited liability company agreement).

(d)                                 The Issuer’s funds and assets are not, and will not be, commingled with those of the Manager, except as permitted by the Management Agreement.

(e)                                  The Issuer shall maintain (A) correct and complete books and records of account, and (B) minutes of the meetings and other proceedings of its board of managers.

(f)                                    The Issuer is not insolvent under the Insolvency Law and will not be rendered insolvent by the transactions contemplated by the Series 2011-1 Transaction Documents and after giving effect to such transactions, the Issuer will not be left with an unreasonably small amount of capital with which to engage in its business nor will the Issuer have intended to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature.  The Issuer does not contemplate the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, trustee or similar official in respect of the Issuer or any of its assets.

Section 613.                                No Default.  No Event of Default or Early Amortization Event has occurred and is continuing.  No event or condition that with notice or the passage of time (or both) could reasonably be expected to constitute an Event of Default or Early Amortization Event has occurred or is continuing.

Section 614.                                Litigation and Contingent Liabilities.  No claims, litigation, arbitration proceedings or governmental proceedings by any Governmental Authority are pending or threatened against or are affecting Issuer the results of which will materially and adversely interfere with the consummation of any of the transactions contemplated by the Indenture, this Supplement or any document issued or delivered in connection therewith or herewith.

Section 615.                                Title; Liens.  The Issuer has good, legal and marketable title to each of its respective assets, and none of such assets is subject to any Lien, except for Permitted Encumbrances and the Liens created or permitted pursuant to the Indenture.

Section 616.                                Subsidiaries.  The Issuer has no subsidiaries.

Section 617.                                No Partnership.  The Issuer is not a partner or joint venturer in any partnership or joint venture.

Section 618.                                Pension and Welfare Plans.  During the twelve-consecutive-month period prior to the date of the execution and delivery of this Supplement, no steps have been taken to terminate any Plan, and no contribution failure has occurred with respect to any Plan, sufficient to give rise to a lien under section 302(f) of ERISA.  No condition exists or event or transaction, has occurred with respect to any Plan which could result in the Issuer or any ERISA Affiliate of the Issuer incurring any material liability, fine or penalty.  As of the Closing Date, the Issuer is not a Benefit Plan Investor.

Section 619.                                Ownership of the Issuer.  All of the issued and outstanding membership interests of the Issuer are owned by TAL.

Section 620.                                Security Interest Representations.

(a)                                  The Indenture creates a valid and continuing security interest (as defined in the UCC) in the Collateral in favor of the Indenture Trustee, for the benefit of the Noteholders and each Hedge Counterparty, which security interest is prior to all other Liens, and is enforceable as such as against creditors of and purchasers from the Issuer.

(b)                                 The Containers constitute “goods” within the meaning of the applicable UCC.  The Leases constitute “tangible chattel paper” within the meaning of the UCC.  The lease receivables constitute “accounts” or “proceeds” of the Leases with the meaning of the UCC.  The Trust Account, the Restricted Cash Account (if such account has been opened) and the Series 2011-1 Series Account constitute “securities accounts” within the meaning of the UCC.  The Issuer’s contractual rights under any Hedge Agreements, the Contribution and Sale Agreement and the Management Agreement constitute “general intangibles” within the meaning of the UCC.

(c)                                  The Issuer owns and has good and marketable title to the Collateral, free and clear of any Lien (whether senior, junior or pari passu), claim or encumbrance of any Person, except for Permitted Encumbrances.

(d)                                 The Issuer has caused the filing of all appropriate financing statements or documents of similar import in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Indenture Trustee in the Indenture.

(e)                                  Other than the security interest granted to the Indenture Trustee pursuant to the Indenture, the Issuer has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral, except as permitted pursuant to the Indenture.  The Issuer has not authorized the filing of, and is not aware of, any financing statements against the Issuer that include a description of collateral covering the Collateral other than any financing statement or document of similar import (i) relating to the security interest granted to the Indenture Trustee in the Indenture or (ii) that has been terminated.  The Issuer has no actual knowledge of any judgment or tax lien filings against the Issuer.

(f)                                    Pursuant to Section 3.3.5 of the Management Agreement, the Manager has acknowledged that it is holding the Leases, to the extent they relate to the Managed Containers on behalf of, and for the benefit of, the Indenture Trustee.  None of the Leases that constitute or evidence the

Collateral has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person.  The Seller has caused the filing of all appropriate financing statements or documents of similar import in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the ownership interest of the Issuer (and the Indenture Trustee as its assignee) in the Leases (to the extent that such Leases relate to the Managed Containers) arising under the Contribution and Sale Agreement.

(g)                                 The Issuer has received all necessary consents and approvals required by the terms of the Collateral to the pledge to the Indenture Trustee of its interest and rights in such Collateral hereunder or under the Indenture.

(h)                                 Wells Fargo Bank, National Association (in its capacity as securities intermediary) has identified in its records the Indenture Trustee as the Person having a Security Entitlement in each of the Trust Account and the Series 2011-1 Series Account (and will do so with respect to the Restricted Cash Account, if and when such account is opened).

(i)                                     The Trust Account and the Series 2011-1 Series Account are not in the name of any Person other than the Issuer.  The Issuer has not consented for Wells Fargo Bank, National Association (as the securities intermediary of the Trust Account and the Series 2011-1 Series Account) to comply with Entitlement Orders of any Person other than the Indenture Trustee.

(j)                                     No creditor of the Issuer (other than (x) with respect to the Managed Containers, the related lessee and (y) the Manager in its capacity as Manager under the Management Agreement) has in its possession any goods that constitute or evidence the Collateral, other than for purposes of repair, refurbishment, painting, positioning, storage and other similar matters with respect to Managed Containers.

The representations and warranties set forth in this Section 620 shall survive until this Supplement is terminated in accordance with its terms and the terms of the Indenture.  Any breaches of the representations and warranties set forth in this Section 620 may be waived by the Indenture Trustee, only with the prior written consent of the Control Party.

Section 621.                                Tax Election of the Issuer.  None of the Issuer, any of its members or any other Person has elected, or agreed to elect, to treat the Issuer as an association taxable as a corporation for United States federal income tax purposes.

Section 622.                                Survival of Representations and Warranties.  So long as any of the Series 2011-1 Notes shall be Outstanding and until payment and performance in full of the Outstanding Obligations, the representations and warranties contained herein shall have a continuing effect as having been true when made.

ARTICLE VII

Miscellaneous Provisions

Section 701.                                Ratification of Indenture.  As supplemented by this Supplement, the Indenture is in all respects ratified and confirmed and the Indenture as so supplemented by this Supplement shall be read, taken and construed as one and the same instrument.

Section 702.                                Counterparts.  This Supplement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.  Delivery of an executed counterpart of this Supplement by facsimile or by electronic means shall be equally effective as of the delivery of an originally executed counterpart.

Section 703.                                Governing Law.  THIS SUPPLEMENT, ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THIS SUPPLEMENT, AND THE RELATIONSHIP OF THE PARTIES, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES WITH RESPECT TO THIS SUPPLEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW, AND THE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF  NEW YORK.

Section 704.                                Amendments and Modifications.  (a) The terms of this Supplement may be waived, modified or amended only in a written instrument signed by (A) each of the Issuer, the Control Party and the Indenture Trustee and (B) (i) except with respect to the matters set forth in Section 1002(a) of the Indenture, the prior written consent of the Majority of Holders and (ii) if required pursuant to Section 1001 or 1002(a) of the Indenture, each affected Series 2011-1 Noteholder.  For the purposes of clause (B) of the preceding sentence, any amendment to or modification or waiver of this Supplement shall be deemed a Supplemental Indenture subject to Sections 1001 or 1002 of the Indenture.  The Series 2011-1 Note Existing Commitment of an individual Series 2011-1 Noteholder may only be increased, and the Conversion Date of an individual Series 2011-1 Noteholder may only be extended, in accordance with the provisions of Section 8.1(1)(a) of the Note Purchase Agreement.

(b)                                 Promptly after the execution by the Issuer and the Indenture Trustee of any written instrument pursuant to this Section, the Indenture Trustee shall mail to each Rating Agency, if any, then having a rating in effect with respect to the Series 2011-1 Notes, the Noteholders, the Administrative Agent and each Hedge Counterparty a copy of the text of such Supplement. Any failure of the Indenture Trustee to mail such copy, or any defect therein, shall not, however, in any way impair or affect the validity of any such Supplement.

Section 705.                                Consent to Jurisdiction.  ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING TO THIS SUPPLEMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY, MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND, SOLELY FOR THE PURPOSES OF ENFORCING THIS SUPPLEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

Section 706.                                Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AS AGAINST THE OTHER PARTIES HERETO, ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION OR PROCEEDING (WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING UNDER OR RELATING TO THIS SUPPLEMENT OR ANY OTHER TRANSACTION DOCUMENT, INCLUDING IN RESPECT OF THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF OR THEREOF.

[Signature page follows.]

IN WITNESS WHEREOF, the Issuer and the Indenture Trustee have caused this Supplement to be duly executed and delivered as of the day and year first above written.

TAL ADVANTAGE III LLC,
By:	TAL International Container Corporation,
its manager

By:

Name:

Title:

SERIES 2011-1 SUPPLEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION,
not individually but solely as Indenture Trustee

By:

Name:

Title:

SERIES 2011-1 SUPPLEMENT

EXHIBIT A

FORM OF SERIES 2011-1 NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION.  THIS NOTE MAY NOT BE OFFERED FOR SALE, TRANSFER OR ASSIGNMENT UNLESS (1) SO REGISTERED OR THE TRANSACTION RELATING THERETO SHALL BE EXEMPT WITHIN THE MEANING OF SUCH ACT AND THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION ADOPTED THEREUNDER AND (2) SUCH TRANSACTION COMPLIES WITH THE PROVISIONS SET FORTH IN SECTION 205 OF THE INDENTURE.  BECAUSE OF THE PROVISIONS FOR THE PAYMENT OF PRINCIPAL CONTAINED HEREIN, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF.  ANYONE PURCHASING THIS NOTE MAY ASCERTAIN THE OUTSTANDING PRINCIPAL AMOUNT HEREOF BY INQUIRY TO THE INDENTURE TRUSTEE.

EACH PURCHASER OF A SERIES 2011-1 NOTE SHALL BE DEEMED TO REPRESENT AND WARRANT TO THE ISSUER, THE INDENTURE TRUSTEE AND THE MANAGER THAT IT IS NOT ACQUIRING SUCH NOTE WITH THE ASSETS OF AN “EMPLOYEE BENEFIT PLAN” AS DEFINED IN SECTION 3(3) OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), WHETHER OR NOT IT IS SUBJECT TO TITLE I OF ERISA, A “PLAN” WITHIN THE MEANING OF SECTION 4975(e)(1) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” OF ANY OF THE FOREGOING BY REASON OF AN EMPLOYEE BENEFIT PLAN’S OR PLAN’S INVESTMENT IN SUCH ENTITY.

TAL ADVANTAGE III LLC

FLOATING RATE SECURED NOTES

SERIES 2011-1

Up to $	No. [ ]
,

KNOW ALL PERSONS BY THESE PRESENTS that TAL ADVANTAGE III LLC, a limited liability company organized and existing under the laws of Delaware (the “Issuer”), for value received, hereby promises to pay to                                                  or their registered assigns, at the principal corporate trust office of the Indenture Trustee named below, (i) the principal sum of up to                                                 , which sum shall be payable on the dates and in the amounts set forth in the Indenture, dated as of October 23, 2009 (as amended, restated or otherwise modified from time to time, the “Indenture”) and the Series 2011-1 Supplement, dated as of April 1, 2011 (as amended, restated or otherwise modified from time to time, the “Series 2011-1 Supplement”), each between the Issuer and Wells Fargo Bank, National Association as indenture trustee (the “Indenture Trustee”), (ii) interest on the outstanding principal amount of this Series 2011-1 Note on the dates and in the amounts set forth in the Indenture and the Series 2011-1 Supplement, and (iii) certain other amounts as provided in the Indenture and the Series 2011-1 Supplement.  A record of each Series 2011-1 Advance, Prepayment and repayment shall be made by the Administrative Agent and absent manifest error such record shall be conclusive.  Capitalized terms not otherwise defined herein will have the meaning set forth in Appendix A to the Indenture and the Series 2011-1 Supplement.

Payment of the principal of and interest on this Note shall be made in lawful money of the United States of America which at the time of payment is legal tender for payment of public and private debts.  The principal balance of, and interest on this Series 2011-1 Note is payable at the times and in the amounts set forth in the Indenture and the Series 2011-1 Supplement by wire transfer of immediately available funds to the account designated in writing to the Indenture Trustee at least five Business Days prior to the applicable Payment Date by the Holder of record on the immediately preceding Record Date .  This Series 2011-1 Note is a Warehouse Note.

This Series 2011-1 Note is one of the authorized notes identified in the title hereto and issued in the aggregate principal amount of up to Fifty Million Dollars ($50,000,000) pursuant to the Indenture and the Series 2011-1 Supplement.

This Series 2011-1 Note shall be an obligation of the Issuer and shall be secured by the Collateral, all as defined in, and subject to limitations set forth in, the Indenture and the Series 2011-1 Supplement.

This Series 2011-1 Note is transferable as provided in the Indenture and the Series 2011-1 Supplement, subject to certain limitations therein contained, only upon the books for registration and transfer kept by the Indenture Trustee, and only upon surrender of this Series 2011-1 Note for transfer to the Indenture Trustee duly endorsed by, or accompanied by a written instrument of transfer in form reasonably satisfactory to the Indenture Trustee duly executed by, the registered Holder hereof or his attorney duly authorized in writing.  The Indenture Trustee or the Issuer may require payment by the Holder of a sum sufficient to cover any tax expense or other governmental charge payable in connection with any transfer or exchange of the Series 2011-1 Note.

The Issuer, the Indenture Trustee and any other agent of the Issuer shall treat the person in whose name this Series 2011-1 Note is registered as the absolute owner hereof for all purposes, and neither the Issuer, the Indenture Trustee, nor any other such agent shall be affected by notice to the contrary.

This Series 2011-1 Note is subject to Prepayment, at the times and subject to the conditions set forth in the Indenture and the Series 2011-1 Supplement.

If an Event of Default shall occur and be continuing, the principal of and accrued interest on this Series 2011-1 Note may be declared to be due and payable in the manner and with the effect provided in the Indenture and the Series 2011-1 Supplement.

The Indenture permits, with certain exceptions as therein provided, the issuance of supplemental indentures in certain specifically described instances.  Any supplemental indenture made in accordance with the terms of this Supplement and the Indenture shall be conclusive and binding upon the Holder of this Series 2011-1 Note and on all future holders of this Series 2011-1 Note and of any Series 2011-1 Note issued in lieu hereof.  Supplements and amendments to the Indenture and the Series 2011-1 Supplement may be made only to the extent and in circumstances permitted by the Indenture and the Series 2011-1 Supplement.

The Holder of this Series 2011-1 Note shall have no right to enforce the provisions of the Indenture and the Series 2011-1 Supplement or to institute action to enforce the covenants, or to take any action with respect to a default under the Indenture and the Series 2011-1 Supplement, or to institute, appear in or defend any suit or other proceedings with respect thereto, except as provided under certain

2

circumstances described in the Indenture and the Series 2011-1 Supplement; provided, however, that nothing contained in the Indenture and the Series 2011-1 Supplement shall affect or impair any right of enforcement conferred on the Holder hereof to enforce any payment of the principal of and interest on this Series 2011-1 Note on or after the due date thereof; provided further, however, that by acceptance hereof the Holder is deemed to have covenanted and agreed that it will not institute against the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any applicable bankruptcy or similar law, at any time other than at such time as permitted by the Indenture and the Series 2011-1 Supplement.

Each Holder of a Series 2011-1 Note shall be deemed to represent and warrant to the Initial Purchaser, the Issuer, the Indenture Trustee and the Manager that it is not acquiring such Series 2011-1 Note with the assets of an “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not it is subject to Title I of ERISA, a “plan” within the meaning of Section 4975(e)(1) of the Code or an entity whose underlying assets include “plan assets” of any of the foregoing by reason of an employee benefit plan’s or plan’s investment in such entity.

Each Holder of a Series 2011-1 Note (i) agrees to treat this Series 2011-1 Note for United States federal, state and local income, single business and franchise tax purposes as indebtedness, (ii) agrees that the duties of the Administrative Agent are not to be construed as a replacement Manager, (iii) agrees that the Series 2011-1 Note shall not have any interest in any Series Account of any other Series or Class and (iv) ratifies and confirms the terms of the Indenture and the other Series 2011-1 Transaction Documents.

All terms and provisions of the Indenture and the Series 2011-1 Supplement are herein incorporated by reference as if set forth herein in their entirety.  In the event of any conflict between this Series 2011-1 Note, on the one hand, and the Indenture or the Series 2011-1 Supplement, on the other hand, the Indenture or the Series 2011-1 Supplement, as applicable, shall control.

IT IS HEREBY CERTIFIED, RECITED AND DECLARED, that all acts, conditions and things required to exist, happen and be performed precedent to the execution and delivery of the Indenture and the Series 2011-1 Supplement and the issuance of this Series 2011-1 Note and the issue of which it is a part, do exist, have happened and have been timely performed in regular form and manner as required by law.

Unless the certificate of authentication hereon has been executed by the Indenture Trustee by manual signature of one of its authorized officers, this Series 2011-1 Note shall not be entitled to any benefit under the Indenture and the Series 2011-1 Supplement, or be valid or obligatory for any purpose.

[Remainder of Page Intentionally Left Blank]

3

IN WITNESS WHEREOF, TAL Advantage III LLC has caused this Series 2011-1 Note to be duly executed by its duly authorized representative, on this            day of                         ,         .

TAL ADVANTAGE III LLC,
By:	TAL International Container Corporation,
its manager

By:
Its:

This Note is one of the Series 2011-1 Notes described in the within-mentioned Indenture and the Series 2011-1 Supplement.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as indenture trustee

By:
Its:

SCHEDULE 1

Percentage of Minimum Targeted Principal Balance

Series 2011-1 Notes

Period Following Conversion	Target Percentage

0	100.00%
1	99.17%
2	98.33%
3	97.50%
4	96.67%
5	95.83%
6	95.00%
7	94.17%
8	93.33%
9	92.50%
10	91.67%
11	90.83%
12	90.00%
13	89.17%
14	88.33%
15	87.50%
16	86.67%
17	85.83%
18	85.00%
19	84.17%
20	83.33%
21	82.50%
22	81.67%
23	80.83%
24	80.00%
25	79.17%
26	78.33%
27	77.50%
28	76.67%
29	75.83%
30	75.00%
31	74.17%
32	73.33%
33	72.50%
34	71.67%
35	70.83%
36	70.00%
37	69.17%
38	68.33%
39	67.50%
40	66.67%
41	65.83%
42	65.00%
43	64.17%
44	63.33%
45	62.50%
46	61.67%
47	60.83%
48	60.00%
49	0.00%

Sch. 1 - 1

SCHEDULE 2

Series 2011-1 Noteholder	Commitment on Closing Date	Percentage of Commitment
Wells Fargo Bank, National Association	$50,000,000	100%

Sch. 1 - 2